UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 25, 2016 (January 22, 2016)

SANCHEZ ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35372	45-3090102
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Main Street, Suite 3000

Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

(713) 783-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 22, 2016, Sanchez Energy Corporation (the “Company”), each of SEP Holdings III, LLC (“SEP”), SN Marquis LLC (“SN Marquis”), SN Cotulla Assets, LLC (“SN Cotulla”), SN Operating, LLC (“SN Operating”), SN TMS, LLC (“SN TMS”), and SN Catarina, LLC (“SN Catarina” and together with SEP, SN Marquis, SN Cotulla, SN Operating and SN TMS, collectively, the “Guarantors” and the Guarantors and the Company, collectively, the “Loan Parties”), Royal Bank of Canada, as administrative agent (the “Administrative Agent”), and the lenders party thereto entered into a sixth amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement, dated as of June 30, 2014, by and among the Company, the Guarantors, the Administrative Agent and the other agents and lenders party thereto (as amended, the “Credit Agreement”).

The Amendment, among other things, amended the Credit Agreement and its exhibits and schedules to (a) permit repurchases of senior unsecured notes and equity interests issued by the Company for aggregate cash consideration not to exceed approximately $98.5 million ($100 million less approximately $1.5 million attributable to equity interests already purchased by an unrestricted subsidiary and distributed to the Company), subject to a sublimit of approximately $48.5 million for repurchases of equity interests other than preferred stock, subject to certain limitations; (b) permit the incurrence by the Company of (x) secured second lien debt; provided that: (i) such debt shall be (A) in an aggregate principal amount not to exceed $400 million plus any principal representing payment of interest in kind and (B) subject to an approved intercreditor agreement at all times that any obligation under the Credit Agreement is outstanding; and (ii) such debt shall not (A) provide for any scheduled payment of principal, scheduled mandatory redemption or scheduled sinking fund payment before the date that is 180 days following June 30, 2019 or (B) contain terms and conditions, taken as a whole, more restrictive than those set forth in the Credit Agreement and (y) second lien debt refinancing or replacing the foregoing debt, to the extent permitted under the intercreditor agreement; (c) reduce the borrowing base from $500 million to $425 million; (d) provide for the reduction of the borrowing base by 25% of the amount of any second lien debt incurred (other than second lien debt issued in exchange for or the proceeds of which are used to redeem the Company’s senior unsecured notes and other than second lien debt that refinances second lien debt or represents payment of interest in kind); (e) provide that the maximum amount of senior unsecured notes issued by the Company that may be outstanding at any time, after giving effect to such issuance and any repayment of senior unsecured notes out of the proceeds thereof and the proceeds of any permitted second lien debt issued substantially contemporaneously therewith, is not greater than $2.15 billion minus the aggregate principal amount of second lien debt (excluding refinancings and replacements thereof and principal comprised of payments of interest in kind); (f) reflect the formation and designation of two additional unrestricted subsidiaries; (g) permit the Loan Parties to make investments in unrestricted subsidiaries in the form of equity interests of other unrestricted subsidiaries; (h) eliminate the ability of unrestricted subsidiaries to purchase debt and equity interests issued by the Company; and (i) provide for other technical amendments, clarifications and corrections.

From time to time, the agents, arrangers, book runners and lenders under the Credit Agreement and their affiliates have provided, and may provide in the future, investment banking, commercial lending, hedging and financial advisory services to the Company and its affiliates in the ordinary course of business, for which they have received, or may in the future receive, customary fees and commissions for these transactions.

This summary of the Amendment does not purport to be complete, and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01 by reference.

Item 2.02. Results of Operations and Financial Condition.

On January 25, 2016, the Company issued a press release disclosing the Company’s estimated proved reserves as of December 31, 2015. The press release is attached hereto as Exhibit 99.1 and described in Item 7.01 below.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing.

Item 7.01. Regulation FD Disclosure.

On January 25, 2016, the Company issued a press release announcing the new borrowing base under the Company’s credit facility and certain amendments. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item shall not be deemed “filed” for the purpose of Section 18 of the Exchange Act nor shall it be deemed incorporated by reference in any filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Sixth Amendment to Second Amended and Restated Credit Agreement, dated as of January 22, 2016, by and among Sanchez Energy Corporation, as borrower, SEP Holdings III, LLC, SN Marquis LLC, SN Cotulla Assets, LLC, SN Operating, LLC, SN TMS, LLC, and SN Catarina, LLC, as guarantors, Royal Bank of Canada, as administrative agent, and the lenders party thereto.

99.1	Press release dated January 25, 2016 announcing the new borrowing base under the Company’s credit facility and certain amendments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANCHEZ ENERGY CORPORATION

Date: January 25, 2016	By:	/s/ G. Gleeson Van Riet
G. Gleeson Van Riet
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Sixth Amendment to Second Amended and Restated Credit Agreement, dated as of January 22, 2016, by and among Sanchez Energy Corporation, as borrower, SEP Holdings III, LLC, SN Marquis LLC, SN Cotulla Assets, LLC, SN Operating, LLC, SN TMS, LLC, and SN Catarina, LLC, as guarantors, Royal Bank of Canada, as administrative agent, and the lenders party thereto.

99.1	Press release dated January 25, 2016 announcing the new borrowing base under the Company’s credit facility and certain amendments.